UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-8672 (Commission File Number)	41-1276891 (IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN (Address of principal executive offices)	55117 (Zip Code)

Registrant’s telephone number, including area code (651) 483-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 25, 2007, St. Jude Medical, Inc. (the “Company”) entered into a $700 million interim liquidity facility (the “Interim Facility”) with Bank of America, N.A. (“Bank of America”). The Interim Facility creates a $700 million unsecured credit facility that the Company can draw upon to finance share repurchases under the Company’s share repurchase authorization announced on January 25, 2007. Borrowings under the Interim Facility bear interest at LIBOR plus 0.35%, or in the event over half of the facility is drawn on, LIBOR plus 0.40%, in each case subject to adjustment upon the occurrence of an event of default. The Interim Facility expires on April 26, 2007. Bank of America provides investment banking services to the Company from time to time.

The Company is also a party to that certain Multi-Year $1 Billion Credit Agreement, dated December 13, 2006 with a consortium of lenders and Bank of America, as Administrative Agent, L/C Issuer and Lender (the “Credit Agreement”).

The Interim Facility incorporates various operating and financial covenants from the Credit Agreement. Among other requirements, the Company must have a leverage ratio (defined as the ratio of funded debt to EBITDA (net earnings before interest, income taxes, depreciation and amortization)) not exceeding 3.0 to 1.0. The Interim Facility also incorporates from the Credit Agreement limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets. No interest coverage ratio covenant is included in the Interim Facility. In the event that the Company defaults and the default is continuing under the Interim Facility, the facility may be terminated by Bank of America, and all outstanding principal and interest may become due and payable.

The foregoing description of the Interim Facility is not complete and is qualified in its entirety by reference to the Interim Facility, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Form 8-K, on January 25, 2007 the Company entered into a $700 million interim liquidity facility. No amounts have been borrowed under this facility.

Item 8.01  Other Events.

On January 29, 2007, Mr. Daniel Starks, Chairman, President and CEO of the Company entered into a sales plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Under Rule 10b5-1, corporate insiders may adopt a prearranged plan or contract for the sale of Company securities under specified conditions and times.

Mr. Starks’ plan provides for the exercise of options and subsequent sale of shares at the market price, provided that the market price is at least the applicable limit price, according to the following schedule:

Sale Periods		Number of Option Shares to be sold	Limit Price
Start Date	End Date
07/31/2007	02/08/2008	80,000	38.00
09/12/2007	02/08/2008	80,000	38.00
11/01/2007	02/08/2008	100,000	43.00
12/19/2007	02/08/2008	100,000	43.00
02/05/2008	02/08/2008	100,000	43.00

No Sale Periods
Start Date	End Date
08/04/2007	09/11/2007
09/18/2007	10/30/2007
11/07/2007	12/18/2007
12/26/2007	02/04/2008

The counterparty to Mr. Starks’ plan is Citigroup Global Markets Inc., acting through its Smith Barney Division. Except as may be required by law, the Company does not undertake to report future plans by officers or directors of the Company or modifications, terminations, transactions or other activities under Mr. Starks’ plan or any such future plans.

As of January 29, 2007, Mr. Starks beneficially owned 8,458,792 shares of the Company’s common stock, including 2,494,000 shares which he has the right to acquire under vested stock options.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:

10.1	$700,000,000 Interim Liquidity Facility with Bank of America, N.A. dated as of January 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date:	January 31, 2007	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Secretary